Exhibit 99.1

Contact: Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2025 SECOND QUARTER

AND SIX-MONTH RESULTS

IRVINE, CA, January 30, 2025 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2025 second quarter ended December 31, 2024. The Company also filed its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2025 with the Securities and Exchange Commission today.

Quarter Ended December 31, 2024

Net sales for the three months ended December 31, 2024, increased $4.2 million, or 33%, to $16.8 million from $12.6 million for the three months ended December 31, 2023, primarily due to the shipment of $3.1 million of our largest customer’s next generation orthopedic handpiece as well as an increase in repair revenue of $1.6 million similarly generated from our largest customer. As previously disclosed, we supported our largest customer’s limited market release quantities of their next generation end effector last fiscal quarter and this quarter we began production shipments. We anticipate that the third and fourth quarters will reflect increases in revenue compared to the corresponding periods of the prior year due to the continued production shipments of this next generation handpiece.

Gross profit for the three months ended December 31, 2024, increased $2.3 million, or 81%, to $5.1 million from $2.8 million for the same period in fiscal 2024. Gross margin increased by 8 percentage points to 30% for the three months ended December 31, 2024, compared to 22% for the corresponding period of the prior fiscal year. The improvement in gross margin is primarily due to increased sales and favorable product mix.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended December 31, 2024, increased $355,000, or 18%, to $2.4 million compared to $2.0 million in the prior fiscal year’s corresponding quarter, reflecting increases in both research and development costs as well as general and administrative expenses mostly due to higher personnel related expenses.

Operating income for the quarter ended December 31, 2024, increased $1.9 million, or 247%, to $2.7 million compared to $777,000 for the prior fiscal year’s corresponding quarter. The increase is attributable to higher sales and improved gross margins.

Net income for the quarter ended December 31, 2024, was $2.0 million or $0.61 per diluted share, compared to $500,000, or $0.14 per diluted share, for the corresponding quarter in fiscal 2024.

Six Months Ended December 31, 2024

Net sales for the six months ended December 31, 2024, increased $7.2 million, or 29%, to $31.7 million from $24.5 million for the six months ended December 31, 2023, due primarily to $4.7 million in shipments of the newest generation handpiece we sell our largest customer as well as $2.7 million in increased repair revenue from the orthopedic surgical handpiece that we sell to our largest customer.

Gross profit for the six months ended December 31, 2024, increased $3.8 million, or 58%, compared to the same period in fiscal 2024 due to increased sales and favorable product mix. Our gross margin increased by 6 percentage points to 32% for the six months ended December 31, 2024, compared to 26% for the corresponding period of the prior fiscal year.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the six months ended December 31, 2024, increased $666,000, or 17%, to $4.5 million compared to $3.9 million in the prior fiscal year’s corresponding period. The increase is related to increased research and development costs and general and administrative expenses mostly due to higher personnel related expenses.

Operating income for six months ended December 31, 2024, increased $3.1 million, or 119%, to $5.7 million compared to $2.6 million for the corresponding period of the prior fiscal year. The increase in operating income is attributable to higher sales and gross profit offset by the higher operating expenses described above.

Net income for the six months ended December 31, 2024, was $4.5 million or $1.33 per diluted share, compared to a net loss of $115,000, or $0.03 per diluted share for the six months ended December 31, 2023. Our net income for the six months ended December 31, 2024, contains unrealized gains on our marketable equity investments of $510,000 and our net loss for the six months ended December 31, 2023, contained unrealized losses on our marketable equity investments of $2.6 million. All of our investments are recorded at estimated fair value, and the valuation can be highly volatile.

CEO Comments

“We are pleased with our second quarter and year-to-date results.” said Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer. “We are ramping up our staff to meet the commitments of our increased backlog.” Mr. Van Kirk continued, “We are excited about our continued sales growth and looking forward to the challenges ahead.”

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic, thoracic, and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions which appeal to our customers, primarily medical device distributors. Pro-Dex, Inc. also sells rotary air motors to a wide range of industries. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth, and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments, and future performance, as well as management's expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

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PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	December 31, 2024	June 30, 2024
ASSETS
Current assets:
Cash and cash equivalents	$66	$2,631
Investments	4,671	4,217
Accounts receivable, net of allowance for expected credit losses of $27 and $0 at December 31, 2024 and at June 30, 2024, respectively	18,467	13,887
Deferred costs	152	262
Inventory	19,611	15,269
Prepaid expenses and other current assets	1,333	345
Total current assets	44,300	36,611
Land and building, net	6,108	6,155
Equipment and leasehold improvements, net	5,443	5,024
Right-of-use asset, net	1,265	1,473
Intangibles, net	40	54
Deferred income taxes, net	1,555	1,555
Investments	1,619	1,563
Other assets	44	42
Total assets	$60,374	$52,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,689	$4,513
Accrued liabilities	5,234	3,359
Income taxes payable	303	632
Deferred revenue	—	14
Notes payable	5,913	4,374
Total current liabilities	17,139	12,892
Lease liability, net of current portion	939	1,182
Notes payable, net of current portion	10,474	7,536
Total non-current liabilities	11,413	8,718
Total liabilities	28,552	21,610
Shareholders’ equity:
Common stock; no par value; 50,000,000 shares authorized; 3,260,390 and 3,363,412 shares issued and outstanding at December 31, 2024 and June 30, 2024, respectively	366	3,917
Retained earnings	31,456	26,950
Total shareholders’ equity	31,822	30,867
Total liabilities and shareholders’ equity	$60,374	$52,477

PRO-DEX, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2024	2023	2024	2023

Net sales	$16,793	$12,588	$31,686	$24,526
Cost of sales	11,721	9,786	21,464	18,066
Gross profit	5,072	2,802	10,222	6,460

Operating expenses: Selling expenses	49	37	98	63
General and administrative expenses	1,389	1,200	2,635	2,195
Research and development costs	942	788	1,784	1,593
Total operating expenses	2,380	2,025	4,517	3,851

Operating income	2,692	777	5,705	2,609
Interest expense	(204)	(139)	(357)	(271)
Unrealized gain (loss) on marketable equity investments	77	(40)	510	(2,593)
Interest and other income	21	22	46	46
Income (loss) before income taxes	2,586	620	5,904	(209)
Income tax benefit (expense)	(546)	(120)	(1,398)	94
Net income (loss)	$2,040	$500	$4,506	$(115)

Basic net income (loss) per share:
Net income (loss) per share	$0.63	$0.14	$1.36	$(0.03)
Diluted net income (loss) per share:
Net income (loss) per share	$0.61	$0.14	$1.33	$(0.03)

Weighted-average common shares outstanding:
Basic	3,261,145	3,546,901	3,314,207	3,546,819
Diluted	3,337,337	3,611,701	3,378,862	3,546,819
Common shares outstanding	3,260,390	3,541,045	3,260,390	3,541,045